EXHIBIT 4.5

                           FORM OF AUTHORIZATION CARD


Side 1

                  AUTHORIZATION TO PARTICIPATE IN THE DIVIDEND
            REINVESTMENT AND STOCK PURCHASE PLAN FOR SHAREHOLDERS OF
                        NATIONAL BANCORP OF ALASKA, INC.


To:      National Bank of Alaska Trust Department
         Plan Administrator

         I wish to participate in the Dividend Reinvestment and Stock Purchase Plan of National Bancorp of Alaska, Inc. (the "Plan") and I hereby appoint you as my Plan Representative and authorize National Bancorp of Alaska, Inc. to pay you for my account such dividends (as indicated below) payable to me on all shares of any class of National Bancorp of Alaska, Inc. stock that are now or hereafter registered in my name.

         I authorize you to apply such dividends (as indicated below) received by you to the purchase of full and fractional shares of National Bancorp of Alaska, Inc. Common Stock pursuant to the Plan.

                              DIVIDEND DESIGNATION

      [    ]   Please apply all of my dividends for reinvestment under the Plan.

      [    ]   Please apply     % [indicate percentage desired] of my
               dividends for reinvestment under the Plan.

                             OPTIONAL CASH PURCHASES

      [    ]   Enclosed is a check for $ payable to "National Bank of Alaska
               Trust Department, Plan Administrator." Please purchase whole and fractional shares for my account. [minimum purchase is $50.00;
               maximum purchase is $10,000]

         I understand that I may cancel my participation in the Plan with respect to unpaid future dividends at any time in writing and receive a stock certificate and if applicable, cash, from the Plan Administrator representing the complete value of my beneficial shares under the Plan as of that date. I further understand that any notice of cancellation received by the Plan Administrator after seven (7) business days prior to the record date for a particular dividend will not be effective until that particular dividend has been reinvested and the shares purchased have been credited to my account. I understand that your appointment as my Plan Representative is subject to the terms and conditions of the Plan set forth in the Prospectus describing the Plan.

                               THIS IS NOT A PROXY
                 (Please sign on the reverse side of this card.)

Side 2

         If you desire to participate in the National Bancorp of Alaska, Inc. Dividend Reinvestment and Stock Purchase Plan, please sign and return this card to:

                    National Bank of Alaska Trust Department
                               Plan Administrator
                  Dividend Reinvestment and Stock Purchase Plan
                       301 West Northern Lights Boulevard
                             Anchorage, Alaska 99510



                                        ----------------------------------------
                                        Signature of Shareholder           Date


                                        ----------------------------------------
                                        Signature of Shareholder           Date
                                        (In case of joint owners, each joint
                                        owner should sign. Please sign exactly
                                        as your name appears on your stock
                                        certificates.)

                               THIS IS NOT A PROXY


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